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                                   EXHIBIT 5



                               February 28, 1996



The Board of Directors of
Fort Wayne National Corporation
110 West Berry Street
P.O. Box 110
Fort Wayne, Indiana  46801

Gentlemen:

  We have acted as counsel for Fort Wayne National Corporation ("FWNC"), an Indiana corporation, in connection with its execution of an Agreement and Plan of Merger between Valley Financial Services, Inc., and FWNC, dated November 6, 1995 (the "Merger Agreement"). In connection with the Agreement, we have also acted as counsel to FWNC in connection with its intended issuance of up to 770,000 shares of FWNC Common Stock, having no par value, and 740,000 shares of FWNC 6% Cumulative Convertible Class B Preferred Stock, Series 1, the issuance of which shares is to be registered pursuant to the Securities Act of 1933 with the Securities and Exchange Commission, Washington, D.C., on a Registration Statement prepared on Form S-4 and to be filed on or about March 5, 1996.

  For purposes of rendering our opinion, we have examined the Merger Agreement, the Prospectus/Proxy Statement to be dated on or about March 29, 1996, to be furnished to shareholders of Valley Financial Services, Inc., and the accompanying Notice of Special Meeting of Shareholders, as well as the Articles of Incorporation and By-Laws of FWNC, and such other documents and records as we have deemed necessary or appropriate. We have further assumed that all such documents and instruments in connection with which this opinion is rendered will be unchanged and properly and duly executed in accordance with the requirements of applicable law and delivered at the scheduled closing of the merger as required by the Merger Agreement.

  Based on the foregoing, we are of the opinion that the shares of FWNC Common Stock and the shares of FWNC 6% Cumulative Convertible Class B Preferred Stock, Series 1, to be issued pursuant to the offering described above are validly authorized and when, (a) the applicable provisions of such securities laws as may be applicable have been complied with, and (b) such shares have been duly delivered in exchange for common shares

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of Valley Financial Services, Inc., in the merger contemplated by the Merger
Agreement, such shares will be validly issued, fully paid and nonassessable.

  We hereby consent to the use of this opinion as an Exhibit to the Registration Statement of which the Prospectus/Proxy Statement is a part and to the reference therein to our firm under the caption "Legal Opinions." In giving such consent, we do thereby admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or Rules and Regulations of the Securities Exchange Commission promulgated pursuant thereto.

                                            BAKER & DANIELS

                                            /s/ Baker & Daniels

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